EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-46894, 333-55256, 333-85832, 333-105422, 333-114279, 333-124387 and 333-136505) of STEC, Inc. (formerly SimpleTech, Inc.) of our report dated March 23, 2007 relating to the consolidated financial statements, which appear in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Orange County, California

March 30, 2007